Exhibit 4.5

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Cooperation Agreement

Between

Prima BioMed GmbH,

Deutscher Platz 5e, 04103 Leipzig

-hereinafter referred to as “Prima”-

And

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e. V.,

Hansastraße 27c, 80686 München

as legal entity for its

Fraunhofer Institute for Cell Therapy and Immunology (IZI), Leipzig

-hereinafter referred to as “IZI” –

-together hereinafter referred to as “Partners”-

for the joint implementation of the project

“Pharmacological Clinical Development of the substance CVacTM” (hereinafter referred to as “Project”)

This Project is to take place in member states of the European Union and non-EU states in Europe. The Project is part of a global multi-center phase 2/3 clinical trial of CVacTM -titled as “CANVAS”- sponsored by Prima BioMed Ltd., Australia. Prima is the legal representative of the Sponsor according to § 40 Para 1 No. 1 German Drug Act (Arzneimittelgesetz- AMG) and the coordinating Partner for the Project.

The Project is partly funded by the Sächsische Aufbaubank (SAB). Co-Funding will be provided through public funds of the Free State of Saxony and the European Regional Development Fund- ERDF (Europäischer Fonds für regionale Entwicklung- EFRE).

Each Party has filed a separate application to the SAB for the allocation of funds to support the allocated work to each Party.

1.	Subject

Subject matter of this agreement (hereinafter “Agreement” including any of its appendices) shall be the Partners’ co-operation in carrying out the joint Project entitled:

“Pharmacological clinical development of the substance CvacTM”.

Generally, the objectives of this Project are: the clinical implementation of the European part of the clinical trial (e.g. recruit patients and collect data) and to manufacture the investigational product CvacTM in Leipzig for European (EU and non-EU member states) patients participating on the CvacTM clinical trial.

Each Partner shall perform the type and scope of the work described in its respective request for allocation of funds and the framework plan of the Partners (Annex A) as far as any necessary official authorizations are obtained. Each Partner shall be responsible for the implementation of its work packages to pursue the objectives of the Project.

2.	Duration

The joint Project starts on June 24th, 2011 and has an expected period of performance until [ * ].

3.	Rights and Obligations

3.1	As contacts for all technical-pharmaceutical matters, the parties are to designate the persons named in Annex B (“Responsible Persons”) to this Agreement. This Annex B shall also contain the names of the Partners’ personnel responsible under the German Drug Act (Arzneimittelgesetz- AMG) as well as the members of each project team. Written notice of any changes and alterations must be given immediately. Annex B will be adjusted accordingly by the Partners.

3.2

IZI will inform Prima about any later restrictions or requirements regarding its manufacturing authorization for CvacTM according to § 13 AMG without undue delay. In addition import and/or export licenses will be necessary, including, but not limited to the import of Mannan-Fusion Protein (M-FP) from Australia, placebos from Australia as well as Mononuclear Cells (hereinafter “MNC” or “apheresates”) from procurement centers in third countries, currently Ukraine. Prima shall involve IZI without undue delay if additional clinical trial centers and/or procurement centers in particular in Ukraine or in other third countries

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are supposed to be included into the Project. IZI shall be entitled to reject cooperation with regard to such trial or procurement centers at its sole discretion for causes, including, but not limited to political or reputational concerns, security concerns, restrictions out of contracts with third parties, as well as concerns regarding quality of work of the respective center or in case that contractual agreements despite great efforts cannot be reached. The scope of performance of work package 7 — Manufacture of CvacTM- is depending on the maintenance of the manufacturing authorization and is under the proviso that necessary import and/or export licenses will be granted.

3.3

Corresponding to § 9 German Decree for the Manufacture of Medicinal Products and Active Pharmaceutical Ingredients (Arzneimittel- und Wirkstoffherstellungsverordnung- AMWHV) the Partners have agreed in writing on the division of pharmaceutical responsibilities concerning good manufacturing practice with regard to the manufacturing of the investigational medicinal product CvacTM by IZI (hereinafter “Quality Agreement”). The Quality Agreement, as amended from time to time, builds part of this Agreement as Annex C.

3.4

IZI will notify Prima without undue delay if it foresees that the amount of CvacTM ordered by Prima in accordance with the Quality Agreement cannot be achieved in due time due to unforeseeable reasons and/or due to service and/or maintenance of the manufacturing and testing facilities which -in general- causes a shutdown period of about [ * ] working days. In any cases according to this section 3.4 any damage compensation claims of Prima in case of delay or failure in manufacturing and/or delivery of the amount batches requested shall be precluded hereby.

4.	Rights of Use and Property Rights

4.1

The Partners shall inform each other about the work progress and the research and development results. Inventions, copyright protected works and know-how generated in the performance of the work under this Project shall be hereinafter referred to as “Protectable Results”. The parties shall exchange interim and final reports in the context of the subject matter of this Agreement. Furthermore, with respect to work package 7 of the framework plan- Manufacture of CvacTM- the Partners shall inform each other also in accordance with the Quality Agreement.

4.2	Any results, including Protectable Results generated from Project work allocated to IZI according to Section 1 of this Agreement shall be the exclusive property of IZI with its exclusive rights of use unless otherwise agreed in this Agreement.

It is expressly acknowledged and agreed to by the Partners that CvacTM manufactured according to this Agreement will be used by Prima for the underlying clinical trial in due consideration of the SAB funding notices as well as the Quality Agreement entered into by the Partners and with Prima being the exporter of CvacTM complying with all applicable export control regulations. In addition, IZI will provide Prima with generated Project- specific records concerning manufactured CvacTM including without limitation, regulatory correspondence,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

batch records, batch- specific manufacturing procedures records, product deviation investigations and reports (hereinafter referred to as “Records”) for use in connection with the clinical trial, the authorization of CvacTM and any regulatory interaction with regard to authorities or regulatory agencies. Sentence 1 and 2 of this paragraph are under the proviso of the prior written consent of SAB. Furthermore, it is acknowledged and agreed to by the Partners that any clinical data resultant from the conduct of the clinical trial (hereinafter referred to as “Clinical data”) shall be the property of Prima and shall be subject to protection as Prima’s Confidential Information as described in section 5.

IZI shall, to meet its legal and regulatory obligations and as a means to determine and fulfil its ongoing obligations under this Agreement and in connection with the SAB funding, be allowed to maintain copies of the Records and, notwithstanding section 4.4 below, to use and provide these Records with regard to authorities in connection with the Project.

4.3	Notwithstanding section 4.2 the Partners agree that if, during the Project, either Partner generates Protectable Results, the generating Partner shall grant the other Partner a non-exclusive, non-transferable, non-sublicensable, royalty-free right of use to the Protectable Results for the continued duration of the Project and only to the extent such Protectable Results are necessary to implement the Project.

Upon request, and for further purposes, each Partner shall be granted a non-exclusive, non-transferable, non-sublicensable license to Protectable Results on fair market conditions which shall be mutually agreed upon prior to the intended use. When assessing the fair market conditions, the necessary contribution of the Partner to the Protectable Result made in the framework of the cooperation shall be taken into consideration.

4.4

Regarding Protectable Results which were generated from IZI- working packages and which are directly and exclusively related to the manufacturing process or quality of CvacTM, upon Prima’s request, and in lieu of the right according to section 4.3 paragraph 2, as well as under the proviso of the prior written consent of SAB, Prima shall be granted an exclusive, royalty-bearing right of use to such Protectable Results (and resultant industrial property rights) for the purpose of future manufacturing and development of CvacTM. A separate agreement will be required and negotiated in good faith. IZI will retain a non- exclusive, royalty-free right of use for purposes of internal and of applied research and development only. Prima’s request shall be made in writing and addressed to IZI within [ * ] after Prima’s notification of the Protectable Results.

4.5

Regarding Protectable Results which were generated from IZI- working packages and which are directly and exclusively related to the manufacturing process or quality of CvacTM, within the scope of section 4.4, Prima shall assume all obligations of IZI, which can’t be fulfilled by IZI because of Prima’s license (see 4.4), according to IZI’s SAB funding notice as follows:

In case Prima or IZI do not use the Protectable Results according to section 4.4, Prima shall grant a non-exclusive, irrevocable, royalty-free and transferable right of use to the SAB including the right to grant sublicenses. In addition Prima shall, upon request and on reasonable conditions, grant a non-exclusive, non transferable and royalty-bearing license to third parties.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.6	With regard to section 14 (4) of IZI’s funding notice and section 14 (4) of Prima’s funding notice Prima and IZI acknowledge that SAB might give consent according to section 4.2 paragraph 2 and section 4.4 of this Agreement only under the proviso of reimbursement of public funds provided to the respective Partner in connection with the Project. In this case Prima shall refund IZI for any funds to be reimbursed upon request of SAB. Prima acknowledges that its rights according to sections 4.2 paragraph 2 and 4.4 are also under the proviso of refunding of such funds if requested by the SAB. In addition Prima acknowledges that it shall not within a period of [ * ] from expiration of the Project transfer, sale or license Protectable Results for which it has been granted an exclusive license as specified in section 4.4 to third parties prior to a written consent of SAB and refunding of funds to be reimbursed by IZI upon request of SAB.

4.7	The Partners shall agree for each individual case on the treatment of joint inventions (i.e. inventions in which employees of both Partners participate and whose contributions to the invention cannot be registered separately by each Partner as industrial property rights). During their respective terms, the involved Partners are entitled to use and license such inventions and the industrial property rights granted to them and without any financial compensation.

Regarding joint inventions which refer exclusively to the manufacturing process or quality of CvacTM sections 4.3, 4.4, 4.5 and 4.6 shall apply.

In case of joint copyright protected works generated within the performance of the Project paragraph 1 and 2 of this section shall apply correspondingly.

4.8	Prima acknowledges that IZI and its respective professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, analytical methods, procedures and techniques, technical expertise and proprietary software, and technical and conceptual expertise in the area of cell-therapy production, all of which have been developed independently by IZI without the benefit of any information provided by Prima (“IZI- Property”). The parties agree that, notwithstanding any of the foregoing, any IZI- Property which is used, improved, modified or developed under or during the term of this Agreement as well as any improvement, modification and development thereof shall be and remain the sole and exclusive property of IZI with its exclusive rights of use.

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4.9	If during the performance of the Agreement already existing inventions or industrial property rights of one Partner are required for the implementation of the Project, a non-exclusive, non-transferable, non-sublicensable and royalty free right of use shall insofar be granted to the other Partner provided that the granting Partner is legally free to do so. Such right of use does not comprise the right to modification or further development of such inventions or industrial property rights. In the case of copyright protected works and know-how created prior to the Agreement this section shall apply correspondingly.

4.10	By signing this Agreement Prima grants a non-exclusive, non-transferable, non-sublicensable and royalty free right of use to IZI regarding already existing industrial property rights (hereinafter “Background IP”) of its own which is required for the implementation of the Project. Likewise Prima acknowledges that it might be necessary for IZI to use Background IP of Prima BioMed Ltd. and other third parties according to Annex D for the implementation of the Project. Prima represents and warrants that it has obtained a contractual authorization for IZI’s use thereof for the implementation of the Project and Prima ensures and guarantees that IZI is entitled to use such Background IP free of charge within the Project. With regard to the MNCs as starting materials and other starting materials as well as any data, documents, instructions and further information delivered to IZI by or on behalf of Prima sentences 1 and 3 shall apply correspondingly. The limitation of Prima’s liability according to Section 6.1 sentence 2 shall not apply with respect to this section 4.10; Prima shall indemnify, defend and hold harmless IZI from any and all claims made by third parties in case of an infringement of their property rights in connection with the implementation of the Project except in case of intentional failure of IZI.

4.11	Neither anything contained in this Agreement, nor the delivery of any information or result to a Partner hereto, shall be deemed to grant the receiving Partner any right or license under any patent or patent application, trademark or trademark application, copyright, trade secrets, or to any know-how, technology or invention of the disclosing Partner except as otherwise stipulated in this Agreement.

4.12

The Partners acknowledge that any CvacTM vaccines manufactured under this Agreement are intended only for the use as investigational medicinal products for use in the sponsor’s clinical trial and shall not be used for any other purpose.

5.	Confidentiality and Publication

5.1	Each Partner shall keep in confidence for the duration and for a period of [ * ] after the termination of the Project the other Partner’s technical or business information which was disclosed to it and at that time declared as confidential as well as any information obtained on the occasion of visits at the other party’s facilities irrespective of the information’s designation as confidential, and shall not disclose or make accessible such information to third parties without the prior written consent of the respective Partner. This obligation shall not apply to any information which is:

-	proven to have been known to the receiving Partner prior to the time of its receipt pursuant to this Agreement; or

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-	in the public domain at the time of disclosure to the receiving Partner or thereafter enters the public domain without breach of the terms of this Agreement; or

-	lawfully acquired by the receiving Partner from an independent source having a bona fide right to disclose the same; or

-	required to be disclosed by law, judicial or administrative process provided that the receiving Partner promptly notifies the disclosing Partner thereof; or

-	independently developed by an employee of the receiving Partner who has not had access to any of the Confidential Information of the other Partner.

5.2	Third parties within the meaning of this section 5 shall not include subcontractors of a Partner who have been entrusted with a part of the services in respect to this Agreement and under the proviso that they are obliged to confidentiality no less than defined herein.

5.3	Each Partner shall be entitled to publish its research and development results generated under this Agreement. However, publications of Records, publications relating to joint research and development results, research and development results of the other Partner and/or research and development results for which the other Partner has been granted an exclusive license as specified in section 4.4 shall only be made after prior consultation with the respective Partner in due time prior to publication.

Notwithstanding the foregoing, the Partners shall be entitled to fulfil their reporting obligations towards SAB without restrictions.

6.	Liability

6.1	Unless otherwise agreed in this Agreement as well as with the exception of wilful acts or omissions, neither Partner, its legal representatives, agents and employees shall be liable for the correctness of the research and development results nor their fitness for purpose nor for information communicated in connection with the Project. Likewise, the Partners, their legal representatives, agents and employees shall not held be liable for the fact that the rights of use granted by them under this Agreement can be executed without infringement of any third party’s rights.

Further liability of IZI, its legal representatives, agents and employees shall be limited to intent and gross negligence. Liability of IZI, its legal representatives, agents and employees for gross negligence shall be limited to the amount of EUR [ * ],-. Liability of IZI, its legal representatives, agents and employees for consequential damages shall be excluded, except in case of intent.

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6.2

Prima shall be liable for all human and other starting materials, including, but not limited to MNCs and M-FP, placebos as well as for all information, documents, instructions, including, but not limited to, the Batch Record, IMPD, Product Specification File, descriptions of the quality, manufacture, processing, testing, releasing, packaging, storage of CvacTM, technical devices and equipment of Prima (hereinafter altogether “information”) provided to IZI by or on behalf of Prima according to or in the context of the Quality Agreement or this Project. In addition Prima shall be liable for all information in connection with the Project, in particular work package 7 of IZI, provided to IZI by or on behalf of Prima BioMed Ltd. prior to the conclusion of this Agreement.

6.3

Prima is aware that the investigational medicinal product CvacTM also contains a product liability risk. Prima shall ensure adequate patient safety according to the applicable laws in the involved countries, including, but not limited to adequate insurance in Germany according to § 40 Para 1 No. 8 German Drug Act and further countries of the European Union according to Art. 3 para. 2 lit. f) directive 2001/20/EC. Prima shall provide suitable evidence to IZI and submit a copy of the insurance policy or other adequate documents as well as documented evidence of each necessary payment of the insurance premium after signature of this Agreement and [ * ]. Independently thereof and as IZI is not the pharmaceutical entrepreneur for CvacTM nor the sponsor of the clinical trial, Prima shall indemnify, defend and hold harmless IZI, its qualified person and other employees from any claims made by third parties including, but not limited to, product liability claims, compensation claims, made against IZI and/or its qualified person and/or other employees for personal injury (including death) or other damages in the context of the manufacturing and/or use of the investigational medicinal product CvacTM in the clinical trial and/or in connection with the procurement and/or transport of MNC irrespective of the underlying law and/or in connection with the serological testing as well as the transport of CvacTM, except for liability claims due to failure of IZI by intent.

7.	Termination

7.1	Each Partner may terminate its participation in the Project subject to a [ * ] period of notice for good cause only. This applies in particular if further co-operation has become unacceptable or funding has been reduced significantly in particular if SAB denies payment of further funds after [ * ]. In the event of termination the respective funding authority shall be notified about the withdrawal from the Project.

7.2	In the event of the withdrawal of a Partner

-	its rights of use according to section 4 with the exception of sections 4.3 paragraph 2, 4.4, 4.5, 4.6, 4.7 and 4.8 shall terminate;

-	its obligation according to Section 5 (Confidentiality) and section 6 (Liability) shall remain unaffected;

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The obligations of the remaining Partner to the withdrawing Partner set forth under section 4, sections 5 and 6 of this Agreement shall be applicable only for research and development results that were attained prior to the receipt of notice. His rights under this Section 7.2 as well as the obligations of the withdrawing Partner set forth under Sections 4 to 6 shall continue to apply to all research and development results and industrial property rights that are granted to him on the basis of activities which were assumed and/or started in connection with the Project.

7.3	In the event that the Partners mutually agree that the development goal of the Project cannot be attained and that thus the basis for this Agreement ceases to exist the Partners shall agree on further proceedings, including any rights to already attained research results, and shall conclude a separate agreement, if necessary.

8.	Concluding provisions

8.1	FhG/IZI’s obligation to fulfill this Agreement is subject to the provision that the fulfillment is not prevented by any impediments arising out of national and international foreign trade and customs requirements or any embargoes (or other sanctions), which must especially be observed by FhG/IZI. No claims for damages or similar claims may be asserted against FhG/ IZI for any service not performed for any one of these reasons either.

8.2	Ancillary agreements, amendments, additions hereto shall be made in writing. This applies also if the requirement of the written form shall be waived.

8.3	The assignment of rights and/or duties arising from this Agreement and/or the assignment in its entirety shall only be permitted subject to prior written consent of the other party.

8.4	If a Partner assigns some of his tasks under this Agreement to a subcontractor, this does not affect its own obligations resulting from this Agreement.

The subcontracting Partner shall secure that the subcontractor will comply with all obligations resulting from this Agreement and that the results attained by the subcontractor will be made available to the other Partner according to section 4. In addition the subcontractor shall be contractually bound to comply with pharmaceutical requirements, if applicable.

8.5	This Agreement is concluded with the reservation that all Partners are funded by the SAB. The applicable grant conditions shall be supplementary to this Agreement and shall have priority over the provisions set forth herein.

8.6	This Agreement shall be governed by the laws of the Federal Republic of Germany.

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8.7	If any provision of this Agreement is determined to be illegal or in conflict with the applicable law, the validity of the remaining provisions shall not be affected. The ineffective provision shall be replaced by an effective provision which is economically equivalent. The same shall apply in case of a gap.

8.8	This Agreement shall enter into force with the last signature retrospectively as per June 24th, 2011.

München, July 4, 2012	Leipzig,

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V.	Prima BioMed GmbH

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ANNEX A:

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ANNEX B:

Responsible Persons Fraunhofer IZI:

Project Team Fraunhofer IZI:

[ * ]

Project Team Prima BioMed GmbH:

[ * ]

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Annex C:

Quality Agreement as amended from time to time

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Annex D:

Numbers of Patents:

[ * ]

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